Exhibit 10.1

November 4, 2019

Mr. Mike Burns
7027 N 79th Place
Scottsdale, AZ  85258

Dear Mike:

Rave Restaurant Group, Inc. ("Rave Restaurant Group") is pleased to make you the following offer of employment for the salaried, exempt position of Chief Operations Officer, Rave. This offer letter shall be the employment agreement (the "Agreement") governing the terms of your employment with the Rave Restaurant Group and its subsidiaries (collectively, the "Company") and shall become effective on the Start Date indicated below.

Position:	Chief Operations Officer, Rave Restaurant Group

Reporting to:	Brandon Solano, CEO, Rave Restaurant Group

Start Date:	November 25th, 2019

Annual Salary:
Your annual base pay (“Base Annual Salary”) in this exempt position will be $225,000.00, to be paid bi-weekly during your employment with the Company and subject to all applicable withholdings.  You will be paid the gross amount of $8, 653.85 on every other Friday, in accordance with the Company’s standard payroll practice.

Bonus:
In addition to your Base Annual Salary, you will be eligible to participate in the Company’s Bonus Plan, which is typically based on the Company’s financial performance and strategic goals relative to targets set by the Board of Directors.  The amount of bonus earned is subject to the approval of the Board of Directors, which may use its discretion to interpret the Company’s achievement of the bonus targets and take in to consideration unusual, one-time, or forward-looking factors that affected the Company’s historical results or may affect the Company’s future prospects.  Your annual bonus target shall be 50% of your base salary upon achievement of certain financial and strategic bonus targets and upon the discretion of the Chief Executive Officer and Compensation Committee of the Company.

Long Term Incentive Compensation:
As additional consideration for your duties and responsibilities to be performed, you will be eligible to participate in the company’s Long Term Incentive Plan (the “LTIP”) and receive 15% of your base salary in LTIP, which currently consists of Restricted Stock Units (RSU) awards with 3-year performance and time vesting criteria.  The terms and conditions associated with he RSUs will be provided in a separate Restricted Stock Unit Award Agreement each year, and the performance criteria for each award shall be subject to the approval of the compensation committee.

Relocation Assistance:
The company will provide you with relocation assistance.  Please reference separate documents:  Relocation Expenses Policy and the Moving and Relocation Expense Agreement

Employee Benefits:
You will be eligible to participate in RAVE Restaurant Group Inc. employee benefit plans, subject to any waiting or qualification periods imposed by the Company or its benefit providers. Detailed information regarding employee benefits will be provided on your first day of employment. Such rights, programs and benefit plans may be revised from time to time at the Company’s sole discretion. You will be eligible to earn 40 hours of “Extra! Time” in your first year of employment per company schedule.  You will additionally be eligible to receive four weeks (160 hours) of vacation in your first year.  Should you leave prior to your one year employment anniversary, this special granted vacation will not be paid out. Please note that vacation time must be used before Extra! Time.  All planned time-off must be requested in advance and is subject to manager approval based on specific department requirements and deadlines.

Exclusivity:
During your employment with the Company, you agree (i) to devote substantially all of your business time, energy, skill and best efforts to the performance of your duties hereunder in a manner that  will faithfully  and diligently  further  the business and interests of the Company,  and (ii) that you shall have no agreements with, or material obligations to, any other individual partnership, corporation , or legal entity, specifically including any confidentiality, non-disclosure, non-solicitation, or non-competition agreements or obligations, that may or would conflict with your obligations under this Agreement.

"At Will" Employee:
It is anticipated that you will be a long-term employee of the Company. However, your employment with the Company is for no specified period and constitutes "at-will" employment, which means that you have the right to resign from your employment at any time, with or without notice, and the Company has the right to modify your employment, subject to the compensation provisions outlined above, or terminate your employment at any time, with or without cause, and with or without notice. No representative of the Company has the authority to enter into any agreement with you guaranteeing employment for any specified period of time or modifying the at -will relationship, unless it is done so in writing and signed by you and the Chairman of the Company and approved by the Board of Directors.
Non-Disclosure of Confidential Information:
You acknowledge that in your employment with the Company, you will occupy a position of trust and confidence. You agree that during your employment with the Company and at any time t hereafter, except as may be required to perform your job duties for the benefit of the Company or as required by applicable law, you shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean any non-public or proprietary information regarding the Company, its business, restaurant concepts, franchisees, and customers, in whatever form, tangible or intangible, that is not disclosed publicly by the Company, including (without limitation) any proprietary knowledge, trade secrets, recipes, designs, products, inventions, business practices, programs, processes, techniques, know-how, management programs, methodology, financial information, pricing and fee information, agreements and arrangements with affiliates, employee files, personnel records, internal corporate records, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, client, consultant and customer lists and any and all ot her materials and information pertaining to the Company or its business to which you have been exposed or have access to as a consequence of your employment with the Company. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. You agree to deliver or return to the Company, at the Company 's request at any time or upon termination of your employment all Confidential Information (and all copies thereof) furnished by the Company or prepare d by you during your employment with the Company.

Ownership of Rights:
You acknowledge and confirm that the Company shall own, in perpetuity, throughout the universe, all right, title and interest in and to the results and proceeds of your services to the Company and all material produced and/or furnished by you, of any kind and nature whatsoever, it being understood and agreed that the Company hereby acquires the maximum rights permitted to be obtained by the Company in all proprietary rights and information.  Any  such  materials and/or ideas submitted to the Company hereunder automatically shall become the property of Company, and you hereby transfer and agree to transfer and assign to Company all of said rights and materials  (including,  without  limitation,  all copyrights  and similar protections,  renewals and extensions of copyright, and any and all causes of action that may have accrued in your favor for infringement of copyright), it being understood that you, for purposes of your employment with the Company, are acting entirely as Company's executive for hire. You agree that you will, at Company's request, execute and deliver to Company or procure the execution and delivery to Company of such documents or other instruments which Company may from time to time deem reasonably necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intent and purposes of this Agreement and to convey to Company all rights in and to the material supplied to Company by you in this Agreement.
Covenant Not to Compete:
By accepting this offer, you agree that for a period of twelve (12) months immediately following termination of your employment with RAVE Restaurant Group for any reason, (i) you will not on behalf of yourself or any other business entity call upon, contact or solicit any client or customer of RAVE Restaurant Group with whom you had contact within six (6) months preceding your last day of employment with RAVE Restaurant Group; and (ii) you will not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is or was an employee of RAVE Restaurant Group within the six (6) months immediately preceding your last day of employment with RAVE Restaurant Group, in an attempt to have such person work in any other corporation, association, or entity or business engaged in the business of the same kind as offered by RAVE Restaurant Group.
Non-Solicitation:
As consideration for the employment terms provided by the Company, you agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly , whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment and for a period of eighteen (18) months after the end of your employment with the Company, regardless of the payment of any severance or other consideration to you following the cessation of your employment with the Company, (a) directly or indirectly hire or solicit the employment or engagement of, or otherwise aid in the inducement or enticement away from the employment or engagement of the Company or any affiliated entity, either for your own benefit or for any other person or entity, any employee or consultant who was employed or engaged by the Company or any such affiliated entity during the term of your employment, whether or not such employee or consultant would commit any breach of his/her contract of employment or consulting arrangement by reason of his/her leaving the service of the Company or any affiliated entity; (b) directly or indirectly solicit, induce or entice any client, franchisee, supplier, customer, contractor, licensor, agent, partner or other business relationship of the Company (including any such types of parties of which the Company is or was actively pursuing a business relationship that had not yet been consummated as of your termination date) (collectively, the Company's "Counterparties") to terminate, discontinue, renegotiate or otherwise cease or modify its or their relationship with the Company or any affiliated entity; or (c) make disparaging comments to the Company's Counterparties or in public forums, unless required by law, which is intended, or would reasonably be expected, to harm the Company or its reputation with such Counterparties.

Acknowledgement:
You expressly acknowledge and agree that the restrictions contained in this Agreement (exclusivity, non-disclosure, non-competition and non-solicitation) are reasonably tailored to protect the Company's Confidential Information and its business and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of the restrictions in this Agreement shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of the Company, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.
Governing Law:
This Agreement will be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and per formed in such Stat e without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.
Successors:
This Agreement is personal to you and shall not be assignable by you. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliated companies, successors and assigns.
Severability:
If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and his Agreement shall be construed and enforced as if the illegal or invalid provision had never comprised a part of this Agreement.

Acceptance:
This offer letter sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral.  This offer of employment is conditional upon your passing the pre-employment background screening, and remains valid until close of business on November 8, 2019. If accepted and executed, this offer shall be deemed to be a binding definitive agreement in full force and effect. If not so accepted by that time, this offer will be deemed withdrawn and will be no further in force or effect. Any representations that may have been made to you concerning the terms or conditions of employment, whether orally or in writing, are cancelled and superseded by this letter. Any modifications to the terms of your employment must be confirmed to you in writing to be valid and enforce able and your election to continue in the Company's employ after such confirmation will be deemed to be your agreement to such modifications. You will also be asked to bring to your first day of work personal identification documents in order to complete your employment eligibility paperwork as required by Federal law. Furthermore, in the Company's discretion, the effectiven ess of this offer may be conditioned on your consent to and the Company's receipt of a background check of you to be performed by an agent of the Company, the results of which are reasonably satisfactory to the Company.

Construction:
No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of t his Agreement and any present or future statue, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail , but in such event the affected provision of this agreement shall be curtailed and limited only to the extent necessary to bring t he provision within the requirements of the law.
Please mail, or scan/email the signed offer letter to:
RAVE Restaurant Group
Attention: Ursula Averett
3551 Plano Parkway
The Colony, TX  75056
Email:  uaverett@raverg.com
Counterparts: This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties.
Should you have any questions about this letter, please feel free to contact me directly.  We look forward to having you join our team, as well as the contribution you will make to the organization.
Sincerely,
Brandon Solano
Brandon Solano
CEO, RAVE Restaurant Group
AGREED TO AND ACCEPTED BY:
/s/ Mike Burns
Name Signed

Mike Burns
Name Printed

November 9, 2019
Date